CONSULTANT AGREEMENT


          This Agreement, dated as of the 1st day of January, 1998, by and between STANLEY J. LESNIK, residing at 24 Springhill Drive, in the Township of West Orange, County of Essex, and State of New Jersey (herein referred to as "Lesnik") and BROAD NATIONAL BANCORPORATION, a corporation organized under the laws of New Jersey (herein referred to as "Bancorporation"), with principal offices at 905 Broad Street, in the City of Newark, County of Essex, and State of New Jersey.

          WITNESSETH:

          WHEREAS, Bancorporation is the owner of all of the outstanding shares of Broad National Bank, a national banking association organized under the laws of the United States of America (the "Employing Subsidiary" or the "Bank"); and

          WHEREAS, Lesnik has served as the Chairman of the Board of Directors and the Chief Executive Officer of the Employing
Subsidiary and of Bancorporation; and

          WHEREAS, the leadership and productivity of Lesnik have significantly contributed to the growth and financial security of Bancorporation and the Employing Subsidiary; and

          WHEREAS, Bancorporation and the Employing Subsidiary desire that Lesnik continue his activities on behalf of the Employing Subsidiary as a consultant, officer and, if elected, director, and Lesnik has agreed to continue to service Bancorporation and the Employing Subsidiary pursuant to the terms and conditions of this Employment Agreement.

          NOW, THEREFORE, in consideration of mutual covenants hereinafter set forth, the parties agree as follows:

          1. Employment, Term and Compensation. Bancorporation agrees to employ Lesnik and Lesnik hereby accepts and agrees to be a consultant for Bancorporation and the Subsidiary for the term, in the capacities, at the compensation and in accordance with the terms and conditions of this and the following paragraphs of this Agreement:

               A.   The term hereunder shall be a period of
     three (3) years commencing January 1, 1998 and ending
     December 31, 2000. In the event of a sale of all or substantially all of the assets of Bancorporation or the merger or consolidation of Bancorporation with any other institution during the term of this Agreement, following which the holders of a majority of the voting stock in the surviving entity shall be persons other than those who owned a majority of the voting stock of Bancorporation immediately prior to such transaction, then the term of this Agreement shall be extended to a date ending three (3) years from the effective date of any such sale or merger. Any such transaction is referred to herein as a "Control Change".

               B.   Lesnik shall serve as a Special
     Consultant to Bancorporation and the Employing
     Subsidiary and shall be reasonably available to management to provide to their respective officers and key personnel the benefit of his experience and judgment and to establish, produce and continue important customer banking relationships.

               C.   Bancorporation or the Employing
     Subsidiary shall compensate Lesnik for his services as a Special Consultant to Bancorporation and the Employing Subsidiary at the rate of One Hundred Ten
     Thousand Dollars ($110,000) a year, payable monthly in arrears during the initial term and any extended term hereof.

               D.   Lesnik, if elected, shall serve as a
     member of the Board of Directors and of the Executive
     Committee of Bancorporation and the Employing
     Subsidiary at no additional compensation.

               E.   In addition to all other compensation
     payable to Lesnik during the term of this Agreement, Bancorporation or the Employing Subsidiary shall pay to Lesnik, or provide for his benefit such medical and dental insurance benefits as Bancorporation and the Employing Subsidiary provide to any other personnel of Bancorporation or the Subsidiary.

               F.   The provisions of the Consultant
     Agreement between Lesnik and Bancorporation dated as of November 16, 1995 shall be superseded by this Agreement as of January 1, 1998.

          2. Termination of Employment. This Agreement shall be terminated prior to the expiration of its term upon the date of the first to occur of the following events:

               A.   A determination by Lesnik's physician
     and by a physician designated by Bancorporation or the Subsidiary that Lesnik shall not be able to substantially perform the services required for his consultantship as set forth in subparagraph B of paragraph 1 because of a physical or mental illness or injury and such disability prevents Lesnik from substantially performing the services required for his employment for a period of six consecutive months. If the two physicians cannot agree, they shall select a third physician and the determination of the majority of them shall prevail. If the two physicians shall not agree on the selection of a third physician within thirty (30) days of their disagreement, the third physician shall be such physician as shall be selected by the Essex County Medical Society or by the Chief of Medicine of the New Jersey College of Medicine and
     Dentistry, in that order.

               B.   The death of Lesnik.

          3.   Compensation After Termination of Agreement.

               A.   If this Agreement shall be terminated
     because of Lesnik's disability as determined in accordance with subparagraph A of paragraph 2, or if Lesnik shall determine to retire from his position as a consultant, Bancorporation or the Subsidiary shall pay to Lesnik, or to his legal representative, fifty percent (50%) of the compensation as would otherwise be payable to Lesnik for the remainder of the term of this Agreement in accordance with subparagraph C of paragraph 1, provided that the amount of such payment shall be reduced by an amount equal to any insurance benefits actually paid under any disability policy maintained and paid for by Bancorporation or the Subsidiary and provided, further, that if Lesnik shall retire or become disabled following a Control Change, then, in lieu of fifty percent (50%) of the compensation which would otherwise be payable during the remainder of the term hereof, he shall be entitled to eighty-five (85%) of such compensation. If any disability insurance payments actually made to Lesnik exceed the amount of compensation provided herein, such excess may be retained by Lesnik. Any retirement payments made hereunder shall be paid during the remainder of the term hereof, or until ninety (90) days following Lesnik's death, whichever shall first occur.

               B.   If services of Lesnik shall terminate
     prior to the expiration of the term hereof, because of his death, Bancorporation or the Subsidiary shall pay to his surviving widow, but if she is not surviving, then to his legal representative, compensation at the applicable rate set forth in subparagraph C of paragraph 1 for a period of ninety (90) days after his death.

               C.   So long as Lesnik shall be receiving
     payments hereunder, Bancorporation shall continue to provide medical insurance for Lesnik and his wife at Bancorporation's cost in such amounts and on such terms as are provided for other employees. Thereafter, if under the terms of Bancorporation's or the Bank's health insurance plan Lesnik and/or his wife are eligible for inclusion, such insurance shall be made available to them at their cost.

          4. Additional Benefits. Bancorporation and the Subsidiary recognize that it is essential to the satisfactory performance by Lesnik of his duties and responsibilities that Bancorporation and the Subsidiary, at their cost, provide him with certain facilities and the Subsidiary or Bancorporation incur certain expenses during the period of his employment as follows:

               A.   An office commensurate with his
     position, and a secretary, as he may require.

               B.   Use of a Bank vehicle.

               C.   Reimbursement for reasonable expenses
     incurred by him for business travel and entertainment any and other expenses relating to Bancorporation's or the Subsidiary's businesses, as may be incurred by him.

          5.   Termination of Employment and/or Payments Without
Benefits.

               A.   In the event that during the term
     hereof, Lesnik shall fail on a continuing basis to perform consulting services hereunder substantially as such services were performed during the two years prior to the date hereof, the Board of Directors of Bancorporation may notify Lesnik of such failure, stating those areas in which the Board shall have determined that Lesnik's performance shall have been deficient. If within 60 days thereafter Lesnik shall not have corrected the deficiency, the Board may place Lesnik on retirement and he shall thereafter receive only the amount provided herein for such retirement.

               B.   If at any time during the period that
     Lesnik shall be receiving payments (including retirement payments) under this Agreement he shall engage in competition against the Bank and shall fail to discontinue such competition within thirty (30) days after written notice of demand by the Bank to discontinue such competition, then Bancorporation shall not be required to make any further payments under this Agreement.

          6. Automatic Extension. This Agreement shall be extended automatically for one additional year on each December 31 during the term hereof or any extended term unless on or before December 1 of any year during the term hereof or any extended term, Bancorporation shall notify Lesnik that it has elected not to extend such term or Lesnik shall have notify Bancorporation that he desires that such term not be extended.

          7. Entire Agreement. This writing shall constitute the entire Agreement of the parties as to the employment and compensation of Lesnik by Bancorporation and the Employing Subsidiary and shall supersede any and all prior agreements and understandings, whether they be oral or in writing.

          8. Severability. If any provision hereof shall be determined by a court of competent jurisdiction to be unenforceable, such determination shall not affect the validity or enforceability of the remaining provisions hereof.

          9. Governing Law. This Agreement shall be binding upon the parties hereto, and all persons who succeed to their rights and obligations such as their successors and permitted assigns, and it shall be construed in accordance with the laws of and in the Courts of New Jersey.

          IN WITNESS WHEREOF, Bancorporation has caused this
Agreement to be signed and sealed by its duly authorized officers and Lesnik has signed and sealed this Agreement.

ATTEST:                       BROAD NATIONAL BANCORPORATION


/s/ Fred S. Campo             By:   /s/ Donald M. Karp
Fred S. Campo                      Donald M. Karp, Chairman
Secretary                          and Chief Executive Officer

WITNESS:

                                   /s/ Stanley J. Lesnik
______________________        Stanley J. Lesnik